Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2023, with respect to the consolidated financial statements of NeuroSense Therapeutics Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

November 21, 2023